MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A special meeting of shareholders was held on April 23, 2014. At the meeting, proposals to elect Trustees to the Board of Trustees and to amend the Fund’s fundamental investment restrictions listed below were approved. The following is a report of the total votes cast by the Trust’s and each Fund’s shareholders.

PROPOSAL		AFFIRMATIVE		WITHHOLD		TOTAL
1	Elect Trustees to the Board of Trustees:
	Dana M. Emery	2,724,363,325		37,845,024		2,762,208,349
	Charles F. Pohl	2,724,265,808		37,942,541		2,762,208,349
	Thomas A. Larsen	2,723,251,516		38,956,833		2,762,208,349
	Ann Mather	2,696,172,728		66,035,621		2,762,208,349
	Robert B. Morris III	2,722,376,906		39,831,443		2,762,208,349
	Gary Roughead	2,721,551,032		40,657,317		2,762,208,349
	Mark E. Smith	2,723,441,491		38,766,858		2,762,208,349
	John B. Taylor	2,722,862,534		39,345,815		2,762,208,349

PROPOSAL		AFFIRMATIVE	AGAINST	ABSTAIN	BROKER NON-VOTE	TOTAL
2	To remove the Fund’s fundamental investment restriction with respect to investing in any company for the purpose of exercising control or management.
	Dodge & Cox Stock Fund	146,007,769	9,131,886	2,924,469	22,526,075	180,590,199
	Dodge & Cox Global Stock Fund	192,929,755	9,941,163	4,428,622	44,283,992	251,583,532
	Dodge & Cox International Stock Fund	638,067,717	42,268,814	9,161,536	134,639,539	824,137,606
	Dodge & Cox Balanced Fund	65,550,370	5,603,056	2,222,953	11,510,902	84,887,281
	Dodge & Cox Income Fund	1,036,358,404	50,907,520	22,587,627	311,156,180	1,421,009,731

3	To remove the Fund’s fundamental investment restriction with respect to purchasing securities on margin and short selling.
	Dodge & Cox Stock Fund	139,236,165	15,825,412	3,002,547	22,526,075	180,590,199
	Dodge & Cox Global Stock Fund	179,957,515	20,426,862	6,915,163	44,283,992	251,583,532
	Dodge & Cox International Stock Fund	632,026,231	49,150,179	8,321,657	134,639,539	824,137,606
	Dodge & Cox Balanced Fund	57,377,168	11,884,740	4,114,471	11,510,902	84,887,281
	Dodge & Cox Income Fund	1,001,403,805	84,829,193	23,620,553	311,156,180	1,421,009,731

4	To remove the Fund’s fundamental investment restriction with respect to investments in securities that are illiquid and replace it with a uniform non- fundamental policy for all Funds.
	Dodge & Cox Stock Fund	145,009,433	9,880,686	3,174,005	22,526,075	180,590,199
	Dodge & Cox Global Stock Fund	181,379,187	19,278,236	6,642,117	44,283,992	251,583,532
	Dodge & Cox International Stock Fund	634,265,766	44,673,944	10,558,357	134,639,539	824,137,606
	Dodge & Cox Balanced Fund	61,863,986	9,264,739	2,247,654	11,510,902	84,887,281
	Dodge & Cox Income Fund	1,027,731,059	57,799,498	24,322,994	311,156,180	1,421,009,731

5	To remove the Dodge & Cox Income Fund’s fundamental investment restriction with respect to writing put or call options.
	Dodge & Cox Income Fund	967,689,290	117,970,145	24,194,116	311,156,180	1,421,009,731

6	To amend the Fund’s fundamental investment restriction with respect to underwriting securities of other issuers.
	Dodge & Cox Stock Fund	144,849,576	9,943,566	3,270,981	22,526,075	180,590,199
	Dodge & Cox Global Stock Fund	199,614,730	3,012,320	4,672,490	44,283,992	251,583,532
	Dodge & Cox International Stock Fund	633,976,693	39,137,750	16,383,624	134,639,539	824,137,606
	Dodge & Cox Balanced Fund	64,011,049	7,052,425	2,312,905	11,510,902	84,887,281
	Dodge & Cox Income Fund	1,029,220,531	55,630,310	25,002,710	311,156,180	1,421,009,731